Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs (414) 347-3836
Sensient Technologies Corporation
Reports Record Third Quarter Revenue and Operating Income
Third Quarter 2007 Earnings per Share up 18.9%
     MILWAUKEE—October 19, 2007 — Sensient Technologies Corporation (NYSE: SXT) reported that diluted earnings per share for the third quarter of 2007 rose 18.9% to 44 cents, compared to 37 cents in last year’s third quarter. Diluted earnings per share for the nine months ended September 30, 2007, were up 13.5% to $1.26 compared to $1.11 in last year’s first nine months.
     Revenue reached a record level of $294.3 million for the third quarter, up 4.8% from the comparable quarter in 2006. Revenue for the first nine months of this year was $883.9 million, an increase of 7.0% from the prior year’s comparable period. The Company expects that revenue growth for the remainder of 2007 will exceed 7%.
     “Today we announced another quarter with excellent results,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “This quarter all of our groups reported higher revenue and profits. We are well-positioned for future growth.”
BUSINESS REVIEW
     The Flavors & Fragrances Group reported record third quarter revenue and operating income. Revenue for the third quarter increased 4.0% to $197.2 million. Operating income was up 8.9% to $29.9 million compared to $27.4 million in the third quarter of 2006. Year-to-date revenue increased 6.6% to $584.3 million and operating income was up 12.6% to $87.2 million. Group revenue in the quarter benefited from improved pricing. Foreign currency translation also had a favorable impact on quarterly revenue. Quarterly profit rose
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Sensient Technologies Corporation Earnings Release — Third quarter ended September 30, 2007 October 19, 2007	Page 2
as a result of improved pricing, favorable foreign currency translation and improvements in operating efficiencies. Group operating margins in the quarter improved 70 basis points in comparison to the third quarter of 2006.
     The Color Group’s revenue increased 4.1% to $90.7 million for the quarter ended September 30, 2007, compared to $87.1 million in last year’s third quarter. Operating income for the quarter was $15.9 million, up 14.6% from $13.9 million reported in the third quarter of 2006. Year-to-date revenue increased 5.8% to $282.2 million and operating income was up 10.5% to $50.3 million. Quarterly revenue for the Color Group reflects solid growth in food and beverage colors and favorable foreign currency translation. Higher volumes and improved product mix contributed to the increase in Color Group profits for the third quarter. Group operating margins in the quarter improved 160 basis points in comparison to the third quarter of 2006.
2007 OUTLOOK
     Sensient has increased its reported 2007 diluted earnings per share guidance to $1.62. The previous range for guidance was between $1.56 and $1.59. For 2008, Sensient expects its diluted earnings per share to be between $1.73 and $1.77.
CONFERENCE CALL
     The company will host a conference call to discuss its 2007 third quarter financial results at 10:00 a.m. CDT on Friday, October 19, 2007. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
     A replay will be available beginning at 1:00 p.m. CDT on October 19, 2007, through midnight on October 26, 2007, by calling (706) 645-9291 and referring to passcode 19399083. A transcript of the call will also be posted on the company’s web site at www.sensient-tech.com after the call concludes.
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Sensient Technologies Corporation Earnings Release — Third quarter ended September 30, 2007 October 19, 2007	Page 3
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2006, and quarterly report on Form 10-Q for the quarter ended June 30, 2007. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, display imaging chemicals, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com
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Sensient Technologies Corporation	Page 4
(In thousands, except percentages and per share amounts)
Consolidated Statements of Earnings

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	% Change	2007	2006	% Change
Revenue	$294,311	$280,878	4.8	$883,889	$826,014	7.0

Cost of products sold	205,326	197,274	4.1	614,280	577,470	6.4
Selling and administrative expenses	50,856	50,063	1.6	157,277	149,100	5.5

Operating income	38,129	33,541	13.7	112,332	99,444	13.0
Interest expense	8,640	9,091		27,362	26,779

Earnings before income taxes	29,489	24,450	20.6	84,970	72,665	16.9
Income taxes	8,706	7,473		25,608	21,607

Net earnings	$20,783	$16,977	22.4	$59,362	$51,058	16.3

Earnings per common share:
Basic	$0.44	$0.37	18.9	$1.27	$1.11	14.4

Diluted	$0.44	$0.37	18.9	$1.26	$1.11	13.5

Average common shares outstanding:
Basic	46,818	45,909	2.0	46,627	45,856	1.7

Diluted	47,306	46,217	2.4	47,123	46,102	2.2

Results by Segment	Three Months Ended September 30,			Nine Months Ended September 30,
Revenue	2007	2006	% Change	2007	2006	% Change

Flavors & Fragrances	$197,164	$189,562	4.0	$584,330	$548,375	6.6
Color	90,661	87,120	4.1	282,244	266,802	5.8
Corporate & Other	13,013	10,403	25.1	38,227	30,629	24.8
Intersegment elimination	(6,527)	(6,207)	5.2	(20,912)	(19,792)	5.7

Consolidated	$294,311	$280,878	4.8	$883,889	$826,014	7.0

Operating Income

Flavors & Fragrances	$29,884	$27,443	8.9	$87,245	$77,456	12.6
Color	15,905	13,879	14.6	50,322	45,560	10.5
Corporate & Other	(7,660)	(7,781)	(1.6)	(25,235)	(23,572)	7.1

Consolidated	$38,129	$33,541	13.7	$112,332	$99,444	13.0

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Sensient Technologies Corporation	Page 5
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets
September 30,	2007	2006

Current assets	$589,273	$542,213
Goodwill and intangibles (net)	483,801	455,926
Property, plant and equipment (net)	400,379	380,708
Other assets	45,410	54,721

Total Assets	$1,518,863	$1,433,568

Current liabilities	$219,097	$259,071
Long-term debt	445,180	436,385
Accrued employee and retiree benefits	46,948	46,433
Other liabilities	18,851	7,327
Shareholders’ equity	788,787	684,352

Total Liabilities and Shareholders’ Equity	$1,518,863	$1,433,568

Consolidated Statements of Cash Flows
Nine Months Ended September 30,	2007	2006

Net cash provided by operating activities	$80,660	$80,857

Cash flows from investing activities:
Acquisition of property, plant and equipment	(25,499)	(24,526)
Proceeds from sale of assets	2,114	3,164
Other investing activity	(176)	1,408

Net cash used in investing activities	(23,561)	(19,954)

Cash flows from financing activities:
Proceeds from additional borrowings	38,977	24,881
Debt payments	(83,110)	(66,367)
Purchase of treasury stock	—	(4,563)
Dividends paid	(23,484)	(20,857)
Proceeds from options exercised and other	12,024	2,961

Net cash used in financing activities	(55,593)	(63,945)

Effect of exchange rate changes on cash and cash equivalents	478	374

Net increase (decrease) in cash and cash equivalents	1,984	(2,668)
Cash and cash equivalents at beginning of period	5,035	7,068

Cash and cash equivalents at end of period	$7,019	$4,400

Supplemental Information
Nine Months Ended September 30,	2007	2006

Depreciation and amortization	$33,154	$32,635

Dividends per share	$0.50	$0.45